Exhibit 10.2

May 28, 2021

Jan Stern Reed

2355 West Course Drive

Riverwoods, Illinois 60015

Re: Appointment to Board of Directors

Dear Ms. Reed:

I am pleased to confirm our offer regarding your appointment as a member of the Board of Directors of AVITA Medical Inc., a Delaware corporation (the “Company”), which will commence with effect on July 1, 2021 (the “Effective Date”), on the following terms:

1.	Position.

Your position as a Director of the Company will require formal acceptance of this appointment, by executing this letter agreement as of a date no later than July 1, 2021. Your term as a Director will commence on the Effective Date and you will be subject to annual re-election by the shareholders at the Company’s annual shareholder meeting which takes place on or around October/November of each year.

2.	Duties.

(a) As a non-executive director your duties involve commitment of your time to board meetings. We currently have four scheduled meetings per year which is subject to re-examination next year in which the frequency of the meetings may increase, plus additional board meetings, including strategy meetings. Additionally, there are committee meetings to which you may be appointed and we currently have four scheduled meetings per year per committee which is subject to re-examination next year in which the frequency of the meetings may increase. Whilst there is a clear need for in-person meetings, during unforeseen events, such as the current pandemic, your attendance may be requested via teleconferencing.

(b) The Company understands and agrees that during your term as a Director you may serve in other capacities for the Company, including as an executive, consultant or advisor, and that you may also serve in like capacities for other companies not affiliated with the Company that are not Company competitors, subject to your obligations contained in this letter agreement. Any potential new appointments should be discussed with the Board Chair prior to acceptance, to allow consideration of matters including conflict of interest, and the time you can devote to your position as a non-executive director of AVITA.

AVITA Medical

28159 Avenue Stanford, Suite 220 Valencia, CA 91355

P +1(661) 367-9170 | f +1 (661) 367-9180 | avitamedical.com

3.	Compensation.

In consideration for your services to the Company as a non-executive Director, your current base compensation, which is subject to shareholder approval at the annual shareholder meeting, is US $70,000 annually with additional paid membership of one or more committees that will be discussed with you in due course. Cash remuneration for board directors is reviewed periodically with reference to peer company compensation, and is subject to shareholder approval. An equity component of your compensation is expected to be added, subject to shareholder approval at the annual shareholder meeting scheduled on or around October/November, 2021.

4.	Expenses.

As a non-executive Director you are entitled to reimbursement for reasonable company- related expenditures incurred by you, including your travel to and from Board meetings, after receipt by the Company from you of an itemized expense report, together with receipts or other reasonable proof of such expenses. Travel is usually coordinated through the office of the CEO.

5.	Representations and Warranties.

(a) You represent and warrant that (i) your performance of your obligations under this letter agreement will not infringe any intellectual property, publicity or privacy rights of any third party, (ii) neither your advisory relationship with the Company, nor the performance of your obligations hereunder, will conflict with or result in a breach of any third-party agreement by which you are currently bound, and (iii) your performance of your obligations under this letter agreement will not contain any defamatory or libelous material or material that discloses private or personal matters concerning any party, without that party’s consent.

(b) You further understand that your role as a Director will be that of an independent contractor and that you will not be an agent, employee or representative of the Company. You further understand that you will have no authority to enter into contracts or create obligations on the Company’s behalf. You acknowledge that you will not be eligible for any employee benefits and that the Company will not make any tax withholdings on your behalf. You agree that you are obligated to report as income all consideration that you receive in connection with this letter agreement, and you agree to pay any applicable self-employment and other taxes thereon, if any. You further agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or similar items or (ii) resulting from your being determined not to be an independent contractor. All compensation paid to you shall be reported by the Company to the Internal Revenue Service and any applicable state tax authorities on a Form 1099 or other applicable form.

6.	Confidential Information.

You agree that you will (i) hold in strictest confidence the Company’s proprietary information and trade secrets and all other information made known to you in connection with your relationship with the Company as a Director that has or could have commercial value or other utility in the Company’s business or prospective business (collectively, the “Confidential Information”), and (ii) not use the Confidential Information except in connection with your relationship with the Company as a Director.

AVITA Medical

28159 Avenue Stanford, Suite 220 Valencia, CA 91355

P +1(661) 367-9170 | f +1 (661) 367-9180 | avitamedical.com

The Confidential Information will not include information that you can establish is or was (i) received by you without an obligation of confidentiality from an unrelated third party that is not under an obligation of confidentiality to the Company and that has a legal right to disclose it, (ii) generally known or available in the industry or to the general public either (A) prior to the Company’s disclosure of such information to you or (B) after the Company’s disclosure of such information to you through no action or inaction by you, or (iii) required to be disclosed by applicable law, by order of court or the rules, regulations or order of any governmental agency.

You agree that you will not improperly use or disclose any proprietary information or trade secrets received by you from any third party in connection with your relationship with the Company as a Director. You recognize that the Company has received and in the future will receive confidential and proprietary information from third parties and that the Company will have a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential and proprietary information in the strictest confidence, and you further agree that you will neither disclose it to any person, firm or corporation nor use it in a manner that is inconsistent with the Company’s obligations to such third parties.

To the extent that your service to the Company results directly in the creation of any new Intellectual Property (as defined below), you agree that, as between you and the Company, the Company shall own the rights to such new Intellectual Property if such Intellectual Property (i) is developed using the equipment, facilities, supplies or Confidential Information of the Company, or (ii) results from or is suggested by work performed by you on behalf of the Company, but only if you are explicitly engaged in performing direct work for the Company. For the purposes of this section, “Intellectual Property” means any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws. At the Company’s expense, you agree to execute all documents and take all actions necessary or reasonably requested by the Company to document, perfect or assign the Company’s rights to Intellectual Property. Further, if you fail or refuse to execute any such instruments, you hereby appoint the Company as your attorney-in-fact (this appointment to be irrevocable and a power coupled with an interest) to act on your behalf and to execute such documents.

Upon the Company’s request at and after such time as your term as a Director terminates, you agree to return, and will not keep in your possession, recreate or deliver to any third party, any and all documents and/or electronic files containing Confidential Information.

7.	Indemnification.

The Company will agree to defend and indemnify you and hold you harmless against liability that you incur within the scope of your service as a Director of the Company to the fullest extent provided under Delaware law and pursuant to and in accordance with all of the terms and conditions contained in the Indemnification Agreement on the Company’s standard form to be separately provided to you, which is to be executed and delivered by you and the Company upon execution and delivery of this letter agreement.

8.	Publicity.

You and the Company agree to cooperate with each other to create any and all appropriate public or promotional announcements or press releases concerning our relationship.

AVITA Medical

28159 Avenue Stanford, Suite 220 Valencia, CA 91355

P +1(661) 367-9170 | f +1 (661) 367-9180 | avitamedical.com

9.	Term and Termination.

This letter agreement will commence on the Effective Date and will continue until such time as your term as a Director terminates. Upon such termination all our rights and duties towards each other shall cease, except that this Section 9 and Sections 5, 6, 7 and 10 shall survive termination of this letter agreement.

10.	Other Provisions.

Entire Agreement; Governing Law. This letter agreement constitutes the entire agreement between you and the Company and supersedes and replaces any prior or contemporaneous agreements, representations or understandings, whether written, oral or implied, between you and the Company. This letter agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

Severability; Counterparts. If any provision of this letter agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions will not be affected and will remain in full force and effect. This letter agreement may be executed in counterparts, each of which is an original and which together constitute a single agreement.

Equitable Relief. You understand that monetary damages will not adequately compensate the Company for a breach of your obligations. Accordingly, you agree that the Company may specifically enforce this letter agreement and that the Company will be entitled to seek a temporary or permanent injunction or restraining order to prevent any breach or threatened breach of your obligations under this letter agreement. You thus hereby waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach and further agree that no bond or other security will be required in obtaining such equitable relief.

Assignment. You may not assign your rights or obligations under this letter agreement without the Company’s prior written consent. You understand that the Company may assign this letter agreement without your consent to any entity (i) resulting from any merger, consolidation or other reorganization involving the Company, including, without limitation, a merger or other reorganization for the purpose of changing the Company’s domicile, or (ii) to which the Company transfers all or substantially all of its assets.

[Signatures on following page]

AVITA Medical

28159 Avenue Stanford, Suite 220 Valencia, CA 91355

P +1(661) 367-9170 | f +1 (661) 367-9180 | avitamedical.com

Please acknowledge your agreement to these terms by signing and dating a copy of this letter agreement where indicated and returning it to the Company at our address listed below.

Sincerely,

AVITA Medical, Inc.

By:	/s/ Dr. Michael S. Perry
Name:	Dr. Michael S. Perry
Title:	Chief Executive Officer

Company Address:

28159 Avenue Stanford, Suite 220
Valencia, California 91355

AGREED AND ACKNOWLEDGED:

/s/ Jan Stern Reed	Date: May 31, 2021
(Signature)

Jan Stern Reed
(Print Name)

Address:
2355 West Course Drive
Riverwoods, IL 60015

AVITA Medical

28159 Avenue Stanford, Suite 220 Valencia, CA 91355

P +1(661) 367-9170 | f +1 (661) 367-9180 | avitamedical.com